News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com
Exhibit 99.1

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com
For release:      Immediately
Airgas Agrees to Purchase Linde’s U.S. Packaged Gas Business
RADNOR, PA – March 29, 2007 – Airgas, Inc. (NYSE: ARG) today announced a definitive agreement to acquire a significant part of the U.S. packaged gas business of Linde AG (LIN.DE) for $310 million in cash, to be financed under its revolving credit facility. The transaction is expected to close after regulatory approval and satisfaction of other customary closing conditions.
The operations to be acquired include branches, warehouses, packaged gas fill plants, and other operations involved in distributing packaged industrial and specialty gases and related equipment. The business includes 130 locations in 18 states, with more than 1,400 employees, which generated $346 million in revenues and $36 million in EBITDA in the year ended December 31, 2006. Approximately 50 percent of the revenues were from gas sales and cylinder rent, with the remainder from sales of welding equipment and supplies.
The transaction would exclude Linde’s LifeGas medical gas business, its Spectra Gas rare and specialty gas business, and its Caribbean and Canadian gases business. Also, Linde will retain certain acetylene production and packaged gas fill plants supporting the distributor customer business it will keep. The transaction also would not affect Linde’s ongoing merchant liquid, tonnage, pipeline and on-site business in North America and its packaged gas businesses in other parts of the world.

“The proposed acquisition would be positive for customers, associates, and shareholders,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “The packaged gas locations would fill in our network in the Pittsburgh to Chicago corridor and in other important geographies in the eastern U.S., helping us serve customers more effectively.”
McCausland added, “This is an exciting opportunity that follows our successful acquisition of Linde’s divested U.S. bulk gas operations in early March.” Airgas completed the acquisition of the divested Linde Bulk Business on March 9, 2007.
Under terms of the definitive agreement, employees of the acquired U.S. packaged gas business would transfer to Airgas at closing, just as the bulk business employees have done. Most of the acquired operations and personnel would be integrated with seven existing Airgas regional companies, entirely in the eastern U.S.
Upon closing, Airgas intends to sell 17 of the acquired packaged gas facilities in the Carolinas, southern Virginia, and eastern Georgia to National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, NC. These operations generated $50 million in revenues in 2006 and employ about 185 people.
“Airgas has a proven track record of successfully integrating large and small acquisitions and we are confident in our ability to create value through this transaction,” said McCausland.
The Company expects the acquired business to be accretive to EPS up to $0.02 in the first 12 months after closing, during which time the majority of the integration costs will be incurred.
Analyst Teleconference Scheduled
Airgas will host a teleconference at 11:00 a.m. ET, March 30, 2007. The presentation materials will be posted on the Slide Presentations page of the Investor Info section of the corporate website, www.airgas.com, by 8:00 a.m. March 30, 2007. A webcast of the teleconference will be available live and on demand through April 30, 2007, at http://www.shareholder.com/arg/medialist.cfm. The teleconference will be available by calling (800) 665-0430. To hear a replay through April 30, 2007, call (888) 203-1112, and enter passcode 4023823.

About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. More than 11,000 employees work in some 900 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: our expectations that the acquisition will be financed under our revolving credit facility and will close after regulatory approval and satisfaction of other customary closing conditions; the proposed acquisition being positive for our customers, associates, and shareholders; the acquired locations filling in the network in the Pittsburgh to Chicago corridor and other important geographies in the eastern U.S., helping serve customers more effectively; most of the employees and operations of the acquired business being integrated with seven Airgas regional companies; Airgas selling facilities in the Carolinas, southern Virginia, and eastern Georgia to National Welders Supply Company, Inc.; confidence in the ability to create value in this transaction; and the expectation that the acquired business will be accretive to EPS up to $0.02 in the first 12 months, during which time the majority of integration expenses would be incurred. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the successful integration of the Linde packaged gas business; increase in costs incurred in connection with the integration; the Company’s ability to retain the former Linde employees; the Company’s ability to satisfy the needs of the former Linde customers; regulatory approval of the proposed transaction and satisfaction of the closing conditions; the Company’s ability to identify, consummate and successfully integrate future acquisitions; an economic downturn; increased competition; customer acceptance of the Company’s products; adverse changes in customer buying patterns; adverse changes in general economic conditions; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2006, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.